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Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


April 19, 2002


Commissioners:

We have read the first six paragraphs of Item 4 included in the Form 8-K/A dated April 19, 2002 of Allied Holdings, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,

/s/ Arthur Andersen LLP
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